UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 2, 2008
Date of Report (Date of earliest event reported)

CLAYTON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51846 (Commission File No.)	20-2660764 (IRS Employer Identification No.)

2 Corporate Drive

Shelton, Connecticut 06484

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (203) 926-5600

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

                On July 2, 2008, Clayton Holdings, Inc. (the “Company”) completed its merger with Cobra Acquisition Corp. (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 13, 2008, by and among the Company, Cobra Acquisition Corp. (“Merger Sub”) and Cobra Green LLC (“Cobra Green”).  Concurrent with the closing of the Merger, the Company terminated its Credit Agreement dated as of December 8, 2005 (as amended, supplemented or otherwise modified to the date hereof, the “Credit Agreement”) by and among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as syndication agent, and BNP Paribas, as administrative agent.  The Credit Agreement provided for a $23.8 million term loan and a revolving credit facility of $10.0 million.  The Credit Agreement contained covenants which required the Company to maintain certain interest coverage ratios, fixed charge coverage ratios, leverage ratios and levels of liquidity.  The loans under the Credit Agreement bore interest at the applicable LIBOR rate plus 3% or the Prime Rate plus 2%. In connection with the Merger, all amounts outstanding under the Credit Agreement were paid off and no amounts remain outstanding thereunder.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

                In connection with the Merger, the Company notified the NASDAQ Global Market (“NASDAQ”) on July 2, 2008 that the Merger was consummated and the holders of the Company’s common stock became entitled to receive $6.00 in cash, without interest, for each share of common stock.  NASDAQ has filed with the SEC an application on Form 25 to report that the shares of the Company’s common stock are no longer listed on NASDAQ.

Item 3.03. Material Modification to Rights of Security Holders.

                On July 2, 2008, as a result of the Merger, each outstanding publicly-held share of the Company’s common stock was cancelled and converted into the right to receive $6.00 per share in cash, without interest and less the applicable withholding taxes.

Item 5.01. Changes in Control of Registrant.

On July 2, 2008, the Company completed the Merger with Cobra Acquisition Corp. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the Company being the surviving corporation.  Upon completion of the Merger, the Company became a wholly-owned subsidiary of Cobra Green.  Pursuant to the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger was cancelled and converted into the right to receive $6.00 in cash, without interest.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers’ Compensatory Arrangements of Certain Officers.

                In connection with the Merger, each of Frank P. Filipps, David Gilbert, Roger B. Kafker, Brian L. Libman, Frank L. Raiter, Thomas J. Skelly and Michael M. Sonderby resigned from his respective position as a member of the Board of Directors, and any committee thereof, of the Company.  Following the Merger and pursuant to the Merger Agreement, Eugene A. Gorab will serve as the sole director of the Company.

Forward Looking Statements

Certain items in this report may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The Company can give no assurance that expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the impact of the announcement or the closing of the merger on the Company’s relationships with its employees, existing customers or potential future customers; adverse changes in the mortgage-backed securities market, the mortgage lending industry or the housing market; the level of competition for the Company’s services; the loss of one or more of the Company’s largest clients; the Company’s ability to maintain its professional reputation; management’s ability to execute the Company’s business strategy; and other risks detailed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 and other reports filed with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

CLAYTON HOLDINGS, INC.

July 2, 2008	By:	/s/ Steven L. Cohen
	Name:	Steven L. Cohen
	Title:	Secretary